99.2(g)(2)(a) Exhibit

AMENDMENT

TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated August 1, 2012 by and between Bluerock Fund Advisor, LLC (“Bluerock”) and Mercer Investment Management, Inc. (“Mercer”) is made effective this 1st day of August, 2017.

RECITALS

WHEREAS, pursuant to the Agreement, Bluerock has retained Mercer to act as investment adviser to the Bluerock Total Income+ Real Estate Fund, a Delaware statutory trust (the “Fund” or the “Trust”) registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended;

WHEREAS, Bluerock have Mercer negotiated a change to the fees payable Mercer under the Agreement; and

WHEREAS, Section 12 of the Agreement provides that the parties may mutually agree to amend the Agreement by a written instrument subject to the approval by the Trust’s Board of Trustees and the the Funds shareholders, unless otherwise permitted pursuant to exemptive relief granted by the SEC or pursuant to a no-action position granted by the SEC or its staff.

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1. Exhibit B of the Agreement shall be deleted in its entirety and replaced with Exhibit B attached to this Amendment.

2. During the term of this Agreement, Mercer will not provide services substantially similar to those described in the Agreement to any other investment company (or series thereof) registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, that is structured as a continuously offered, closed-end interval fund and that follows an investment strategy substantially similar to the investment strategy of the Fund.

3. All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

[Signature page to follow.]

99.2(g)(2)(a) Exhibit

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BLUEROCK FUND ADVISOR, LLC

By:	/s/ Michael Konig

Print Name:	Michael Konig

Its:	Chief Legal Officer
A duly authorized officer

MERCER INVESTMENT MANAGEMENT, INC.

By:	/s/ Allison Yager

Print Name:	Allison Yager

Its:	Vice President
A duly authorized officer

99.2(g)(2)(a) Exhibit

EXHIBIT B

SUB-ADVISORY AGREEMENT

BETWEEN

BLUEROCK FUND ADVISOR, LLC

AND

MERCER INVESTMENT MANAGEMENT, INC.

August 1, 2017

BLUEROCK TOTAL INCOME+ REAL ESTATE FUND

FEE SCHEDULE FOR THE
INVESTMENTS IN PRIVATE REAL ESTATE ASSETS

ASSETS	COMPENSATION
Up to $250 million	0.15%
Over $250 million up to $500 million	0.13%
Over $500 million up to $750 million	0.12%
Over $750 million up to $1 billion	0.10%
Over $1 billion up to $1.3 billion	0.08%
Over $1.3 billion up to $1.5 billion	0.07%
Over $1.5 billion up to $2 billion	0.06%
Above $2 billion	0.05%

FEE SCHEDULE FOR THE
INVESTMENTS IN PUBLICLY TRADED REAL ESTATE SECURITIES

ASSETS	COMPENSATION
All assets	.0250%

Computation

As soon as practicable after the end of each calendar quarter, the Sub-Advisor shall send to the Advisor a calculation (the “Calculation”) in reasonable detail of the fee for the calendar quarter then ended as of the close of business on the last day of such calendar quarter and the Advisor shall pay the fee to the Sub-Advisor. In the event of a dispute between the parties regarding the accuracy of the Calculation, it is hereby agreed that all discussions in resolution of such dispute will be conducted promptly and in good faith.

The foregoing fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid quarterly in arrears by the Advisor to the Sub-Advisor as described herein. The fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate set forth in the schedule above and multiplying this product by the net assets of the Fund, as determined in accordance with the Prospectus as of the close of business on the valuation day. If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter.

99.2(g)(2)(a) Exhibit

Additional Services

•	Operational Due Diligence

$15,000 per report - - Mercer Sentinel specialists will provide comprehensive operating and structural due diligence on each sub-advisor and commingled fund (if deemed necessary by Bluerock).

Projects outside this scope of services will be quoted and billed separately.